FORM OF ASARCO INCORPORATED
                          COMPENSATION DEFERRAL PLAN

WHEREAS, the Board of Directors of ASARCO Incorporated (the "Board of Directors") has adopted, and the stockholders of ASARCO Incorporated have approved, an Incentive Compensation Plan for Senior Officers (the "Incentive Plan");

WHEREAS, the Incentive Plan permits, in the discretion of the Organization and Compensation Committee of the Board of Directors (the "Committee") deferral of payments within limits established by the Committee;

WHEREAS, the Company (as hereinafter defined) maintains a program known as the Incentive Compensation Award Plan for exempt salaried employees (the "Incentive Compensation Plan"). The Incentive Compensation Plan is a flexible bonus program based on targets of earnings and performance levels that are determined by the Committee (or the Board of Directors, in the case of directors who are also officers) each year taking into account factors including the results of the Company's operations, its financial position and the performance of each management group;

WHEREAS, the Board of Directors adopted the ASARCO Incorporated Supplemental Savings Plan ( the "Supplemental Savings Plan") to provide an additional method of saving on a tax-deferred basis for those employees affected by
Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), which imposes limitations on the amount of annual compensation that may be taken into account for all "tax - qualified" plan purposes;

WHEREAS, the Board of Directors deems it advisable to rename the Supplemental Savings Plan as the ASARCO Incorporated Compensation Deferral Plan (the "Plan") and amend and restate it, as set forth herein, to include deferrals to be made under the Incentive Plan and the Incentive Compensation Plan; and

WHEREAS, the Committee has adopted the Plan as its administrative guidelines to permit the deferral of compensation pursuant to the Incentive Plan and has recommended to the Board of Directors the adoption of the Plan as its amendment and restatement of the Supplemental Savings Plan to permit the continuation of deferrals made thereunder and additional deferrals of salaries for employees affected by Section 401(k)(3) of the Code, and to permit deferrals of awards made pursuant to the Incentive Compensation Plan, and the Board of Directors has approved and decided to adopt the Plan as recommended.

NOW, THEREFORE, the Board of Directors hereby renames the Supplemental Savings Plan and amends and restates it in its entirety by adopting the ASARCO Incorporated Compensation Deferral Plan as hereinafter set forth.

                          SECTION 1 - EFFECTIVE DATE

The effective date of the ASARCO Incorporated Compensation Deferral Plan (the "Plan") shall be February 1, 1995 except as to (i) deferrals of salaries for employees affected by Section 401(k)(3) of the Code, and (ii) incentive compensation deferrals under the Incentive Compensation Plan ("Incentive Compensation Plan") and the Incentive Compensation Plan for Senior Officers ("Incentive Plan"), for which the effective date shall be December 1, 1996 (the "Effective Date").

                            SECTION 2 - ELIGIBILITY

(a)  Salary Deferral
     For purposes of salary deferral, any employee eligible to participate in the Savings Plan of Asarco Incorporated and Participating Subsidiaries ("Asarco Savings Plan") who:

      (i) had compensation from the Company of at least $80,000 (or such other greater limit as may be established under Code Section 414(q)(1)(B)(1)) (the "HCE Limit") for the calendar year preceding the year for which the election is effective,

      (ii) has an annualized base salary equal to or greater than the HCE Limit for the year for which the election is effective, or


      (iii) had 1996 contributions under the Asarco Savings Plan returned in 1997 as a result of limitations imposed by Code Section 401(k)(3)

      shall be considered an "Eligible Employee". ASARCO Incorporated and its Participating Subsidiaries shall be referred to herein as the "Company". "Participating Subsidiary" means any subsidiary of ASARCO Incorporated that has adopted this Plan with the approval of the Board of Directors or of the Committee.

(b)  Incentive Compensation Deferral
     For purposes of incentive compensation deferrals under the Incentive Compensation Plan and the Incentive Plan, any exempt salaried employee of the Company who meets the compensation requirements of Section 2(a)(i) or 2(a)(ii) above shall be considered an "Eligible Employee".

                           SECTION 3 - PARTICIPATION

(a)  Election to Defer
     (1) Salary Deferral. To become a participant in the salary deferral component of the Plan for a particular calendar year, an Eligible Employee must elect, prior to the beginning of such calendar year, to defer receipt of a percentage of his base annual salary to be earned during the calendar year (an Eligible Employee who has a valid election in effect under this section 3 shall be referred to herein as a "Participant"). Such an election shall be in writing on forms prescribed by the Committee, which election shall include (1) the percentage amount to be deferred, and (2) an election of a lump sum payment or the number of annual installments (not to exceed ten) for the payment of the deferred compensation. A Participant's election to defer with respect to a calendar year under this subsection (a)(1) shall continue in effect for all subsequent calendar years until changed in accordance with subsection
     (e). An employee of the Company that becomes an Eligible Employee after the Effective Date may elect to become a Participant in the Salary Deferral component of the Plan for the calendar year in which he becomes an Eligible Employee by electing to defer a percentage of his base annual salary (in accordance with Section 3(b)) within 30 days of becoming an Eligible Employee. The election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee.

     (2) Incentive Compensation Deferral. To become a participant in the Incentive Compensation Deferral component of the Plan for a particular calendar year, an Eligible Employee must elect, prior to the beginning of such calendar year, to defer receipt of an amount not to exceed 100 percent of his award under the Incentive Plan or the Incentive Compensation Plan, or both as the case may be (the "Incentive Compensation Award"), declared during the calendar year to which the election relates. Such an election shall be in writing on forms prescribed by the Committee as described in Section (3)(a)(1) above. A Participant's election to defer with respect to a calendar year under this subsection (a)(2) shall continue in effect for all subsequent calendar years until changed in accordance with subsection (e).

(b)  Deferral Amount
     (1) Salary Deferral. A Participant who meets the requirements of Section 3(a)(1) for a calendar year may elect to have the following amounts (the "Salary Deferral Amount") credited to his account for such calendar year or portion thereof during which an election is effective (the "Deferral Period"):

     (a) the Participant's elected salary deferral contribution percentage under the Asarco Savings Plan as in effect on January 1 of such year, multiplied by the Participant's base annual salary in excess of the Code
     Section 401(a)(17) limit, as adjusted from time to time ($150,000 in 1996) (the "Compensation Limit"); provided, however, that the total amount of Salary Deferrals under this subsection cannot exceed twelve percent of the Participant's base annual salary in excess of the Compensation Limit; and

     (b) the product of (i) multiplied by (ii), where (i) is the Participant's elected salary deferral contribution percentage under this Plan (not to exceed twelve percent) reduced by the maximum contribution percentage permitted for highly compensated employees under the Asarco Savings Plan due to the limitations imposed by Code Section 401(k)(3) or by the Plan Administrator for the Asarco Savings Plan for such calendar year, and,
     (ii) is the lesser of the Participant's base annual salary for such year or the Compensation Limit.

     (2) Incentive Compensation Deferral. The amount of a Participant's incentive compensation deferral for a Deferral Period shall be any whole dollar amount or whole percent of his Incentive Compensation Award declared during the calendar year as elected by the Participant (the "Incentive Compensation Deferral Amount"). In the event the award declared is less than the dollar amount specified in the Participant's election, the full amount of the award shall be deferred (subject to Section 13).

(c)  Irrevocability of Election
     Subject to the provisions of subsection (e) of this Section 3, a deferral election hereunder shall be irrevocable.

(d)  Employer Provided Benefit
     With respect to each Deferral Period, the Company shall make a deemed matching contribution equal to 50% of each Participant's Salary Deferral Amount (each such deemed matching contribution, an "Employer Provided Benefit"); provided, however, that no Participant's Employer Provided Benefit with respect to a particular year may exceed the amount by which 3% of such Participant's base annual salary for such year exceeds the matching contribution made by the Company on the Participant's behalf under the Asarco Savings Plan for such year. Each such Employer Provided Benefit shall be deemed to be invested in accordance with the applicable Participant's investment election, as provided in Section 4.

(e)  Change of Election
     A Participant may change his election to defer once in each calendar year. Such an election to change shall be in writing, on forms prescribed by the Committee. Such change of election shall first be effective for the calendar year following the election change date.

                   SECTION 4 - DEEMED INVESTMENT PROVISIONS

(a) A Participant's Salary Deferral Amount, Incentive Compensation Deferral Amount and Employer Provided Benefit (together, the "Deferral Amounts") shall be deemed invested in accordance with the Participant's election in such funds as are provided under the Asarco Savings Plan, except, however, that the Asarco Common Stock Fund shall not be available as a deemed investment under the Plan. The Company will attempt to follow the Participants' elections, but will not be required to do so. Regardless of whether the Participants' elections are followed, the Participant

     Accounts (as defined in Section 5(a)) shall be credited with deemed earnings, gains, losses, expenses and changes in the fair market value of such Participant Accounts as if the Company had followed such investment designations.

(b) At the time of the election to participate in the Plan, the Participant must elect in writing to have his Deferral Amounts deemed invested, in increments of no less than 5%, in one or more of the investment funds described in Section 4(a). Said election must total one hundred percent (100%) of his Deferral Amounts.

(c) Each Participant may elect in writing that his future Deferral Amounts be deemed invested in a proportion different from that previously elected, but the new election shall be prospective only and shall be made in accordance with paragraph (b) of this Section 4. Changes in such deemed investments may be made by a Participant on a daily basis, in accordance with rules, if any, as shall be established by the Committee.

(d) The election of a deemed investment option is the sole responsibility of each Participant. Neither the Company, nor the Committee, nor any trustee of any trust that may be established in connection with the Plan are authorized or permitted to advise (or shall have any liability with respect to) a Participant as to the election of any investment option or the manner in which his Deferral Amounts shall be deemed to be invested.

(e) Consistent with this Section 4, each Participant may elect in writing that a whole percentage (no less than 5%) or specific dollar amount of his deemed investment in any fund may be transferred to any other fund available under the Plan. Such election will be prospective only and will be permitted on a daily basis, in accordance with rules, if any, as shall be established by the Committee.

                   SECTION 5 - VALUE AND PAYMENT OF BENEFITS

(a)  Participant Account
     A bookkeeping account shall be established in the financial records of the Company for each Participant ("Participant Account") to which there shall be credited for each year during which a deferral election is in effect, (i) the Participant's Deferral Amounts and (ii) deemed investment earnings or losses arising therefrom based on the Participant's elections pursuant to Section 4, as in effect from time to time in accordance therewith.

(b)  Payment of Benefits
     Subject to paragraphs (c) and (d) of this Section 5, each Participant shall receive the value of his Participant Account in cash as elected under the Plan (subject to Section 13) as soon as practicable in the year following the year of the Participant's early or normal retirement from the Company. If a Participant terminates service with the Company prior to qualifying for early retirement under the Company's Retirement Benefit Plan for Salaried Employees, the value of his Participant Account will be distributed as soon as practicable following the termination from service in cash as elected under the Plan (subject to Section 13). In the event of the death of a Participant before receiving the value of his Participant Account, such distribution shall be paid to his beneficiary or beneficiaries designated pursuant to Section 6.

(c)  Financial Hardship of Participants
     At any time prior to commencement of payment of benefits pursuant to paragraph (b) of this Section 5, a Participant may request a payment of all or a portion of the value of his Participant Account. Such a request shall be approved by the Committee only upon a finding that the Participant has suffered a severe financial hardship which has resulted from events beyond the Participant's control ("Hardship Event"), and only in the amount reasonably needed to satisfy such Hardship Event. Whether a Hardship Event has occurred shall be determined in accordance with

     Treasury Regulation Sections 1.457- 2(h)(4) and (5). In the event such a payment is approved, payment of all or a portion of the value of the Participant Account shall be made as soon as practicable to the Participant.

(d)  Withdrawals
     (1) Adequate Prior Notice. Absent a Hardship Event, a request for a payment of all or a portion of the value of a Participant's Participant Account may be made by such Participant prior to the payment of benefits pursuant to paragraph (b) of this Section 5, subject to prior written notice to the Committee (in accordance with such rules and on such forms as the Committee may prescribe) at least 1 year prior to the requested payment date. Such payment shall be made in cash in a single lump sum (subject to Section 13) as soon as practicable after such requested payment date.

     (2) Other Withdrawals. Absent a Hardship Event or adequate prior notice (in accordance with paragraph (d)(1) above), a request for a payment of all or a portion of the value of a Participant's Participant Account may be made by such Participant prior to the payment of benefits pursuant to paragraph (b) of this Section 5, subject to a 6% penalty of the amount of the requested payment, which penalty shall be deducted from the requested payment. The requested payment, less such penalty, shall be paid in cash in a single lump sum (subject to Section 13) as soon as practicable after the requested payment date.

(e) Notwithstanding the foregoing, at least one year prior to the date payment would otherwise commence, a Participant may request the Committee, subject to the discretion of the Committee, to change his election with respect to the form of payment of his Participant Account, or to further defer the time of payment.

                    SECTION 6 - DESIGNATION OF BENEFICIARY

A Participant may designate one or more beneficiaries by giving written notice to the Committee on the form of Attachment I hereto or such other form as may be provided by the Committee for that purpose. If no beneficiary is so designated, a Participant's beneficiary will be the legal representative of the Participant's estate. If more than one beneficiary statement has been filed, the beneficiary or beneficiaries designated in the statement bearing the most recent date will be deemed the valid beneficiary.

                  SECTION 7 - PARTICIPANT'S RIGHTS UNSECURED

This Plan shall be unfunded, and the right of any Participant or beneficiary to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any Participant or beneficiary at any time a security interest in any Participant Account or any asset of the Company. The liabilities of the Company to any Participant or beneficiary pursuant to the Plan shall be solely those of a debtor pursuant to such contractual obligations as are created by the Plan. Amounts, if any, which may be set aside by the Company for accounting purposes may be held in trust, the assets of which shall be subject to the claims of the Company's or the employing Participating Subsidiary's creditors, as the case may be, in the event of the Company's or applicable Participating Subsidiary's bankruptcy or insolvency only. Any Deferral Amount paid from such trust shall reduce the amount of such benefits owed by the Company, or the applicable Participating Subsidiary. No Participant or beneficiary shall have any right to, or control or incidence of ownership with respect to, any such amounts or any other assets of the Company, or any subsidiary of the Company.

                    SECTION 8 - NON-ALIENATION OF BENEFITS

No benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge (in each case, whether voluntary or involuntary), and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant, former Participant or beneficiary. If a Participant, former Participant or beneficiary shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under or interest in the Plan in contravention of the foregoing sentence, the Committee will disregard the attempted transfer, assignment, or other alienation, and will pay the value of his Participant Account in accordance with the terms of Section 5.

                    SECTION 9 - ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall construe and interpret the Plan and may adopt rules and regulations governing the administration of the Plan, as well as exercise any duties and powers conferred on it by the terms of the Plan. The Committee shall act by vote or written consent of a majority of its members or otherwise as in accordance with its general procedures as in effect from time to time.

               SECTION 10 - AMENDMENT OR TERMINATION OF THE PLAN

Except as provided in Section 14 hereof, this Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors. In the event that the Board of Directors determines that it is inadvisable to continue to maintain the Plan for any reason, it may provide that no further deferrals shall be allowed under this Plan and (a) that amounts credited to each Participant Account shall be paid out immediately in a cash lump-sum, or
(b) provide that payments shall continue to be made pursuant to the provisions of Section 5 with respect to then existing Participant Accounts, which shall continue to be credited with deemed investment earnings or losses in accordance with Section 5(a) until paid in full in accordance with Section 5.

    SECTION 11 - NO ENTITLEMENT TO AWARDS OR RIGHT OF CONTINUED EMPLOYMENT

Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Company, a subsidiary of the Company, or the Committee shall be held or construed to confer upon any person any legal right to be awarded any amounts under the Incentive Plan or the Incentive Compensation Plan or to continue in the employ of the Company or a subsidiary of the Company. The Company and its subsidiaries expressly reserve the right to discharge any Participant whenever the interest of any such company in its sole discretion may so require without liability to such company or the Committee except as to any rights which may be expressly conferred upon such Participant under the Plan.

     SECTION 12 - DISCRETION OF COMPANY, BOARD OF DIRECTORS AND COMMITTEE

(a) Any decision made or action taken by the Company or by the Board of Directors or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall lie within the absolute discretion of the Company, the Board of Directors or the Committee, as the case may be, and shall be final, conclusive and binding upon all persons.

(b) No member of the Board of Directors or of the Committee or officer or employee of the Company or its subsidiaries shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, except in circumstances involving his bad faith for anything done or omitted to be done by himself.

                         SECTION 13 - TAX WITHHOLDING

There shall be deducted from all deferrals or payments made under this Plan the amount of any taxes required to be withheld by any Federal, state, local or foreign government, including any employment taxes required to be withheld under Code Section 3121(v). The Participants and their beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign, state, local or other income or other taxes imposed on amounts paid under the Plan, and the Company may take whatever actions are necessary and proper to satisfy all obligations of such persons for payment of all such taxes.

                        SECTION 14 - CHANGE OF CONTROL

(a) Notwithstanding any other provision of this Plan, in the event of a Change of Control (as defined below), no person that is not a Participant in the Plan immediately prior to such Change of Control shall be permitted to be a Participant under the Plan following such Change of Control. Upon and after a Change of Control, this Plan may not be amended, modified or terminated if any such amendment, modification or termination would adversely affect any accrued benefits of a Participant or his rights with respect to such accrued benefits in the Plan, unless any such amendment, modification or termination is consented to in writing by all such Participants. Upon a Change of Control, a demand for a payment of all or a portion of the value of a Participant Account may be made by a Participant prior to the payment of benefits pursuant to
     Section 5.

(b) For purposes of this Plan, a "Change of Control" shall be deemed to have occurred if:

     (1) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing either 31% or more of the voting power of all classes of capital stock of the Company or 33-1/3% or more of the then outstanding common stock, without par value, of the Company;

     (2) during any period of two consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (1), (3) or (4) of this Section 14(b)) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason and at any time to constitute at least a majority thereof;

     (3) the stockholders of the Company approve a merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined herein) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

     (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.


                           SECTION 15 - SEVERABILITY

In the event any provision of this Plan would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid.

           SECTION 16 - GOVERNING LAW; BINDING EFFECT; MISCELLANEOUS

The Plan shall be governed and construed and enforceable in accordance with the laws of the State of New York, except as superseded by applicable Federal law.

If the Company is consolidated or merged with or into another corporation, or if another entity purchases all, or substantially all of the Company's assets the surviving or acquiring corporation shall succeed to the Company's rights and obligations under the Plan. The Plan shall inure to the benefit of, and be enforceable by, each Participant, the Participant's personal or legal representatives, executors, administrators, successors, heirs, devisees, and legatees, as the case may be.

Where appearing in the Plan, the masculine gender shall include the feminine gender.

References to the Code or to Treasury Regulations shall include any successor provisions, amendments or substitutions thereto.

IN WITNESS WHEREOF, the Company has caused the ASARCO Incorporated Compensation Deferral Plan to be duly adopted and executed by its duly authorized officers and its corporate seal affixed hereon as of the
___________________.


ATTEST:                       ASARCO Incorporated


_____________________              By:______________________
Assistant Secretary                     Vice President



                                 ATTACHMENT I


                              ASARCO INCORPORATED
                          COMPENSATION DEFERRAL PLAN

                          DESIGNATION OF BENEFICIARY


In the event of my death prior to my retirement from employment with ASARCO Incorporated or its applicable subsidiary, or following my retirement but before I have received all benefits payable to me under the Compensation Deferral Plan (the "Plan"), I hereby designate, for purposes of Section 6 of the Plan, the following beneficiary (or beneficiaries) to receive the benefits, if any, to which I may be entitled under the Plan.


Beneficiary or Beneficiaries:


Name/Address:       Relationship:       % Interest:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

In the event that I wish at a later date to designate a beneficiary or beneficiaries different from the designation election above a new designation of beneficiary form will be completed by me.


_____________________________      _________________________
Signature                          Date



_____________________________      _________________________
Print Name                         Social Security Number